May 20, 2024
Alastair Garfield
via email [REDACTED]
Dear Alastair,
Congratulations on your offer of employment with Rhythm Pharmaceuticals, Inc. (referred to in this letter as “Rhythm” or the “Company”). I am confident you will find your career with Rhythm to be filled with opportunities, challenges and rewards. We take great pride in hiring professionals who have talent, drive, creativity and commitment and we are delighted to have you join our team. Below you will find important information about our organization, your individual position, rewards and benefits.

Employment. I am pleased to offer you the position of the Company’s Chief Scientific Officer, beginning on July 1, 2024 (the “Start Date”), reporting to David Meeker, the Company’s President & Chief Executive Officer. You will be responsible for performing the duties associated with the position above or as the Company may otherwise assign to you. Your primary place of employment will be in the Company’s offices located in Boston, Massachusetts; however, you will be expected to travel as may be necessary to fulfill your responsibilities. In the course of your employment with the Company, you will be subject to, and required to comply with, all Company policies and all applicable laws and regulations.
Base Salary. During your employment your base salary will be $450,000 annualized, subject to all required and elected taxes and other withholdings. Your base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.
Annual Incentive Bonus. Following the end of each fiscal year and subject to the approval by the Company’s Board of Directors or an authorized committee thereof (the “Board”), in its sole discretion, you will be eligible to earn an incentive bonus, based on your performance and the Company’s performance, each during the applicable fiscal year, and subject to your continued employment in good standing on the date of payment of such incentive bonus. Your target annual incentive bonus opportunity shall be 45% of your annualized base salary.
Signing Bonus. The Company will pay you a one-time cash signing bonus of $60,000 at the first regularly scheduled payroll period of the Company which occurs after your Start Date.

Voluntary termination or termination for cause within the first twenty-four (24) months of employment will require repayment by you of such signing bonus, payable to Rhythm within 90 days of the termination date.

Equity Grants. Subject to the approval of the Board of Directors of the Company, the Company will grant to you 53,333 stock options and 17,778 restricted stock units. The stock options and

Alastair Garfield
May 20, 2024
restricted stock units will be subject to the terms of the Company’s 2022 New Hire Inducement Plan and an award agreement to be entered into between you and the Company.

You will also be eligible for a performance stock grant with a target of 40,000 performance units tied to specific company milestones for the years 2024-2026. The performance units will be subject to the terms of the Company’s 2017 Equity Incentive Plan and an award agreement to be entered into between you and the Company.

You may be awarded additional equity grants from time to time in accordance with normal business practice and in the sole discretion of the Board. The terms of any future equity grant will be consistent with any plan under which they are granted and the terms of the applicable agreement under which the award(s) are granted.
Benefits. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, subject to the terms and conditions of those programs. The Company’s benefits programs are subject to change at any time in the Company’s sole discretion.
Vacation. You will be eligible for annual paid vacation of four (4) weeks. Your accrual and use of vacation time will be pursuant and subject to any vacation or time off policy the Company may establish or modify from time to time. The Company’s vacation policy and your vacation entitlement are subject to change at any time in the Company’s sole discretion.
Severance. If the Company terminates your employment without Cause (as defined below) or you resign your employment with the Company for Good Reason (as defined below) (in either event, a “Qualifying Termination”), then, subject to your execution of a general release of claims in a form acceptable to the Company (the “Release”), the expiration of any revocation period provided in the Release and your continued compliance with the terms of the NDA (as defined below) (collectively, the “Severance Conditions”), the Company will provide severance pay to you in an amount equal to your then-current base salary rate for a period of nine (9) months (the “Severance Amount”).
If there is a Qualifying Termination during the period that begins on (and including) the date that is three (3) months prior to and ending on (and including) the date that is twelve (12) months immediately after a Change of Control (as such term is defined in the Company’s 2017 Equity Incentive Plan, as may be amended and in effect from time to time or succeeded or superseded by a successor equity incentive plan) (such period, the “Change of Control Period”), then, subject to your satisfaction of the Severance Conditions, the Company will, in lieu of the Severance Amount, provide you with severance pay in an amount equal to your then-current base salary rate for a period of twelve (12) months plus an amount equal to 100% of your target annual incentive bonus opportunity for the fiscal year in which such Qualifying Termination occurs (the “Change of Control Severance Amount”).
In addition, in the event of your Qualifying Termination, if following your Separation from Service (as defined below), you are eligible for and timely elect continued group medical plan coverage pursuant to COBRA, then, subject to your satisfaction of the Severance Conditions, the

Alastair Garfield
May 20, 2024
Company will reimburse you for or pay on your behalf the applicable premiums for you and your eligible dependents during the period commencing on the date of your Separation from Service and ending on the earlier to occur of (a) the final day of the applicable severance period and (b) the date you otherwise become ineligible for continued coverage under COBRA. Notwithstanding the foregoing, if the Company determines that it cannot provide such reimbursement of premiums to you without potentially violating applicable law, the Company shall not be obligated to make any such payments or reimbursements to you.
Any Severance Amount or Change of Control Severance Amount to which you may be entitled under this letter agreement will be paid in substantially equal installments in accordance with the Company’s ordinary payroll practices over a period of nine (9) months with respect to the Severance Amount, or twelve (12) months with respect to the Change of Control Severance Amount, beginning on the first payroll date following the date that is sixty (60) days after the date of your Separation from Service and with the first installment to include any amounts that would otherwise have been payable prior to such first payroll date. To be eligible for any Severance Amount, Change of Control Severance Amount or COBRA reimbursement hereunder, you must execute and deliver the Release to the Company and allow it to become effective within thirty (30) days following your Separation from Service.
If a Qualifying Termination occurs during the Change of Control Period, then each outstanding and unvested equity award in the Company held by you shall immediately vest and, if applicable, become exercisable with respect to one hundred percent (100%) of the shares of the Company subject thereto, as of immediately prior to the consummation of the Change of Control or, if later, your termination date. In order to give effect to the immediately preceding sentence and notwithstanding any provision of the applicable award agreement or plan to the contrary (for the avoidance of doubt, whether such equity award was granted before or after the date hereof and unless such equity award expressly states this provision shall not apply), if you experience a Qualifying Termination during the Change of Control Period but prior to a Change of Control, your outstanding and unvested equity awards will remain outstanding and eligible to vest upon the occurrence of a Change of Control within three (3) months after the date of your Qualifying Termination; provided, that (a) the equity awards will in all events remain subject to earlier termination in connection with a corporate transaction or event in accordance with the terms of the applicable award agreement and plan and (b) in no event will a stock option remain outstanding past the final expiration date of such option.
To the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any Severance Amount or Change of Control Severance Amount to which you are otherwise entitled pursuant to this letter agreement shall be (i) reduced by amounts outstanding under any indebtedness, obligations or liabilities owed by you to the Company; (ii) paid in lieu of any severance pay or benefits under any other severance pay plan, program, or policy of the Company, and (iii) reduced and offset by any severance pay or benefits, or similar amounts, payable to you due to your termination of employment under any labor, social or other governmental plan, program, law or policy, and should such other payments or benefits described above be payable, the Severance Amount or Change of Control Severance Amount, as applicable, shall be reduced accordingly or, alternatively, payments of Severance Amounts or

Alastair Garfield
May 20, 2024
Change of Control Severance Amounts previously made or provided will be treated as having been paid or provided to satisfy such other obligations.
409A Matters. Each installment payment provided under this letter agreement shall at all times be considered a separate and distinct payment for purposes of Section 409A of the Code. Notwithstanding anything in this letter agreement to the contrary, to the extent required to avoid a prohibited distribution under Section 409A of the Code, the benefits provided under this letter agreement will not be provided to you until the earlier of (a) the expiration of the six (6) month period measured from the date of your Separation from Service with the Company or (b) the date of your death. Upon the first business day after expiration of the relevant period, all payments delayed pursuant to the preceding sentence will be paid in a lump sum and any remaining payments due will be paid as otherwise provided herein. In no event may you, directly or indirectly, designate the calendar year of any payment to be made to you under this letter agreement, to the extent such payment is subject to Section 409A of the Code. The Company makes no representations or warranty and shall have no liability to you or any other person if any provisions of this letter agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, Section 409A of the Code. Notwithstanding anything herein to the contrary, in the event that any compensation or benefit that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, becomes payable upon the occurrence of a Change of Control, such compensation or benefit shall not be paid unless such Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code.
280G Matters. Notwithstanding any other provisions of this letter agreement, any Company plan or any other agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement or otherwise (all such payments and benefits, including the severance payments and benefits hereunder, the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
The Total Payments shall be reduced in the following order: (i) reduction on a pro rata basis of any cash severance payments that are exempt from Section 409A of the Code, (ii) reduction on a pro rata basis of any noncash severance payments or benefits that are exempt from Section 409A of the Code, (iii) reduction on a pro rata basis of any other payments or benefits that are exempt

Alastair Garfield
May 20, 2024
from Section 409A of the Code and (iv) reduction of any payments or benefits otherwise payable to you on a pro rata basis or such other manner that complies with Section 409A of the Code; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.
All determinations regarding the application of this 280G Matters section shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.
In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this 280G Matters section, you agree to promptly return the excess amount to the Company.
Withholding Taxes. All payments and benefits described in this letter agreement or that you may otherwise be entitled or eligible to receive as a result of your employment with the Company will be subject to applicable federal, state and local tax withholdings.
Definitions.
Separation from Service. For purposes of this letter agreement, “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.
Cause. “Cause” shall mean the occurrence of any of the following events: (i) your commission of any crime involving the Company, or any crime involving fraud, breach of trust, physical or emotional harm to any person, moral turpitude or dishonesty; (ii) any unauthorized use or disclosure by you of the Company’s proprietary information (other than any such use or disclosure that is not intentional and is not material); (iii) any intentional misconduct or gross negligence by you that has a material adverse effect on the Company’s business or reputation; (iv) any material breach by you of any agreement between you and the Company that is not cured within thirty (30) days after receipt of written notice from the Company describing any such breach; or (v) your repeated and willful failure to perform the duties, functions and responsibilities of your position after a written warning from the Company.
Good Reason. “Good Reason” shall mean your resignation from all positions you then hold with the Company if: (A) without your written consent (i) there is a material

Alastair Garfield
May 20, 2024
diminution in the nature or scope of your responsibilities, duties, authority, or title; (ii) there is a material reduction of your base salary; provided, however, that a material reduction in your base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect you to a proportionally greater extent than other similarly situated employees shall not constitute Good Reason; or (iii) you are required to relocate your primary work location to a facility or location that would increase your one way commute distance by more than thirty-five (35) miles from your primary work location as of immediately prior to such change, (B) you provide written notice outlining such conditions, acts or omissions to the Company’s Chief Financial Officer or General Counsel within thirty (30) days immediately following such material change or reduction, (C) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (D) your resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.
Employee Protective Covenants Agreements. As a condition of your employment, you must execute and become bound by the Employee Protective Covenants Agreement, a copy of which is enclosed for your review.

Other Conditions. This offer is contingent upon your successful completion of a background check, and your ability to provide appropriate evidence of your eligibility for employment in the United States, in accordance with applicable law.
Representations. You hereby represent and warrant to the Company that the execution, delivery and performance of this letter agreement by you do not and shall no conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound.
Amendment. The provisions of this letter agreement may be amended or waived only with the prior written consent of the Company and you, and no course of conduct or course of dealing or failure or delay by you or the Company in enforcing or exercising any of the provisions of this letter agreement shall affect the validity, binding effect or enforceability of the letter agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this letter agreement at the same or any prior or subsequent time.
At Will Employment. This letter agreement shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will. Similarly, nothing in this letter agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth in this letter agreement.
Cooperation. During your employment with the Company and thereafter, you shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters relating to your employment period with the Company and/or its affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without

Alastair Garfield
May 20, 2024
limitation, your appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession). Following your employment term with the Company, the Company shall reimburse you for all reasonable out of pocket travel expenses incurred by you in rendering such services that are approved by the Company.
Entire Agreement. This letter agreement constitutes the entire agreement and understanding between you and the Company with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between you and the Company which may have related to the subject matter hereof in any way, any of which are hereby terminated and cancelled and of no further force or effect without the payment of any consideration by or to either you or the Company.
[The remainder of this page is intentionally left blank.]

Alastair Garfield
May 20, 2024

Please indicate your acceptance of this letter agreement by signing a copy of this letter agreement and returning it to us.
Sincerely,
/s/ David P Meeker
David Meeker
President & Chief Executive Officer
The foregoing correctly sets forth the terms of my at will employment with the Company. I am not relying on any representations other than those set forth above.

/s/ Alastair Garfield Alastair Garfield	5/29/2024 09:48:19 EDT Date